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                                                                Exhibit 23(a)(2)

                                     FORM OF
                        ESTABLISHMENT AND DESIGNATION OF
               ADDITIONAL SERIES OF SHARES OF BENEFICIAL INTEREST,
                         PAR VALUE $0.001 PER SHARE, OF
                              THE DRAKE FUNDS TRUST

     The undersigned, being the Secretary of The Drake Funds Trust, a Delaware statutory trust (the "Trust"), does hereby certify the following resolution was adopted and effective on October [ ], 2005 by Unanimous Written Consent Without Meeting of the Board of Trustees of the Trust, which amended the Trust's Declaration of Trust dated October 6, 2004 (the "Declaration of Trust"):

          RESOLVED, that pursuant to Article III, Section 7 of the Declaration of Trust, there is hereby established and designated one new series of the Trust, to be known as the "Drake Global Bond Fund (Unhedged)", and such series to be divided into two classes of shares to be known as the "Drake Class" shares and the "Administrative Class" shares, of which an unlimited number may be issued, and such series shall be considered for all purposes under the Declaration of Trust as a "Series", having all the rights and privileges of a Series specified in the Declaration of Trust and to have the same relative rights and preferences as the Initial Series and the Initial Classes set forth in Article III, Section 6 of the Declaration of Trust and the Rule 18f-3 Multi-Class Plan of the Trust, as amended from time to time.

     The forgoing resolution has been incorporated by reference into the Declaration of Trust in accordance with Article III, Section 7 of the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has duly executed this Certificate this ___ day of ____________, 2005.


By:
    ---------------------------------
    W. Christopher Appler
    Secretary